Exhibit 99.1

AYRO Names David Hollingsworth Interim President of AYRO’s Operating Division

ROUND ROCK, TX – December 15, 2023 - AYRO, Inc. (NASDAQ: AYRO) (“AYRO” or the “Company”), a designer and manufacturer of electric, purpose-built delivery vehicles and solutions for micro distribution, micromobility and last-mile delivery, announces the appointment of its chief financial officer David Hollingsworth as interim president of the operations division of AYRO, AYRO Operating Company, Inc. Mr. Hollingsworth will continue with his ongoing duties as the parent company’s CFO, chief information officer and chief human resources officer. Mr. Hollingsworth’s appointment follows Tom Wittenschlaeger’s recent departure from AYRO.

Mr. Hollingsworth commented, “AYRO is in a unique position as we have successfully developed what we believe is an innovation in the EV space, with a new model developed and selling, and other technology still under development. At this stage, we are focused on bringing our innovative vehicles to market in the most efficient and cost effective manner to maximize sales opportunities while also prudently managing our expenses. In addition to our internal efforts, we are also seeking partnerships or other opportunities that would enable us to achieve this objective.

“Concurrently, we are evaluating our current processes in an effort to rationalize our costs and make the business more efficient with the objective of minimizing our cash burn. With $48 million in cash on our balance sheet and with 4.9 million shares outstanding, we are committed to protecting cash and creating value for our shareholders. Given the progress made to date, I am confident in our future and excited about the opportunities ahead,” concluded Mr. Hollingsworth.

Prior to his CFO appointment, Mr. Hollingsworth served as AYRO’s Controller and prior to that he was Controller for Wondercide, LLC, Bridgepoint Consulting, CPI Products, and Sunworks, Inc. Over the span of his career, he has supported companies through tremendous growth and subsequent sales while overseeing all accounting and financial functions, directed human resources, and designed and implemented performance criteria and tracking. Additionally, he manages the data fusion that spans inventory, supply chain, manufacturing and post-sales support of AYRO’s entire product line. Mr. Hollingsworth is a senior level accounting professional with extensive experience in financial reporting, analysis, regulation, and supervision and holds a Master of Business Administration from Weber State University and a Bachelor of Science degree in Accounting from Brigham Young University – Idaho.

About AYRO

AYRO designs and produces zero emission vehicles and systems that redefine the very nature of sustainability. Our goal is to craft solutions in a way that leaves minimal impact on not only carbon emissions, but the space itself. From tire tread, fuel cells, sound and even discordant visuals, we apply engineering and artistry to every element of our product mix. The AYRO Vanish is the first in this new product roadmap. For more information, visit ayro.com.

Forward Looking Statements

This press release may contain forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any expected future results, performance, or achievements. Words such as “anticipate,” “believe,” “could,” “estimate,” “intend,” “expect,” “may,” “plan,” “will,” “would” and their opposites and similar expressions are intended to identify forward-looking statements and include the development and launch of the AYRO Vanish. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation: AYRO’s success depends on its ability to complete the development of and successfully introduce new products; AYRO may experience delays in the development and introduction of new products; the ability of AYRO’s suppliers to deliver parts and assemble vehicles; the ability of the purchaser to terminate or reduce purchase orders; AYRO has a history of losses and has never been profitable, and AYRO expects to incur additional losses in the future and may never be profitable; AYRO’s failure to meet the continued listing requirements of The Nasdaq Capital Market could result in a delisting of its common stock; AYRO may be unable to replace lost manufacturing capacity on a timely and cost-effective basis, which could adversely impact its operations and ability to meet delivery timelines; the market for AYRO’s products is developing and may not develop as expected and AYRO, accordingly, may never meet its targeted production and sales goals; AYRO’s limited operating history makes evaluating its business and future prospects difficult and may increase the risk of any investment in its securities; AYRO may experience lower-than-anticipated market acceptance of its vehicles; developments in alternative technologies or improvements in the internal combustion engine may have a materially adverse effect on the demand for AYRO’s electric vehicles; the markets in which AYRO operates are highly competitive, and AYRO may not be successful in competing in these industries; AYRO may become subject to product liability claims, which could harm AYRO’s financial condition and liquidity if AYRO is not able to successfully defend or insure against such claims; increases in costs, disruption of supply or shortage of raw materials, in particular lithium-ion cells, chipsets and displays, could harm AYRO’s business; AYRO may be required to raise additional capital to fund its operations, and such capital raising may be costly or difficult to obtain and could dilute AYRO stockholders’ ownership interests, and AYRO’s long term capital requirements are subject to numerous risks; AYRO may fail to comply with evolving environmental and safety laws and regulations; and AYRO is subject to governmental export and import controls that could impair AYRO’s ability to compete in international market due to licensing requirements and subject AYRO to liability if AYRO is not in compliance with applicable laws. A discussion of these and other factors with respect to AYRO is set forth in our most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q. Forward-looking statements speak only as of the date they are made and AYRO disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Inquiries:

Louie Toma

CORE IR

516-222-2560

investors@ayro.com

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